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                                             FOR:  Bolle Inc.

                                     APPROVED BY:  Martin Franklin
                                                   Chairman of the Board
                                                   Ian Ashken
                                                   Vice Chairman
                                                   914-967-9400

FOR IMMEDIATE RELEASE                    CONTACT:  Investor Relations:
                                                   Shannon Moody/Natasha Boyden
                                                   Press: David Nugent
                                                   Morgen-Walke Associates
                                                   212-850-5600


                      BOLLE INC. RETAINS FINANCIAL ADVISOR
        TO REVIEW STRATEGIC ALTERNATIVES AND ANNOUNCES MANAGEMENT CHANGES

     DENVER, Colorado - November 15, 1999--Bolle Inc. (Amex: BLE), one of the world's leading eyewear brands, today announced that it has engaged Banc of America Securities to advise its Board of Directors on strategic alternatives.

     Martin E. Franklin, Chairman of Bolle Inc. commented, "While Bolle's operating performance has improved significantly over the last several quarters, our stock price has not reflected these accomplishments. Therefore, we felt it necessary to retain Banc of America Securities to advise the Board on a number of strategic alternatives. We have signed a non-binding letter of intent with a private company who has offered $5.25 per share in cash to acquire Bolle Inc. We anticipate that by the end of the month this will become a definitive agreement, which would be subject to various conditions including financing, or that we will be free to pursue other strategic alternatives at that time. Importantly, management will continue to focus on operating the business and building the Bolle brand worldwide, as we conclude our review of the various options."

     Additionally, the Company announced that Gary Kiedaisch has tendered his resignation as President and Chief Executive Officer of Bolle Inc., effective November 30th, 1999, to become President and Chief Executive Officer of Bauer Nike Hockey, Inc. Upon Mr. Kiedaisch's departure, the Office of the Chairman will assume all CEO responsibilities on an interim basis, while current

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BOLLE INC. RETAINS FINANCIAL ADVISOR
TO REVIEW STRATEGIC ALTERNATIVES AND ANNOUNCES
MANAGEMENT CHANGES


senior management will continue to operate the business on a day-to-day basis. Mr. Kiedaisch will continue to serve on Bolle Inc.'s Board of Directors.

     Mr. Franklin concluded, "During his tenure as Chief Executive Officer and President, Gary has been instrumental in implementing a strategic growth plan that has positioned the Bolle brand at the forefront of active lifestyle eyewear. Equally important has been Gary's ability to select, develop and lead an outstanding team of senior management. He leaves the Company in a very solid position, both financially and managerially. We thank him for his dedication over the years and wish him well in his new position."

     Bolle Inc. (Amex: BLE), is a vertically integrated designer, manufacturer and marketer of Bolle(R) branded eyewear, including Bolle(R) premium sunglasses, goggles, and tactical and safety eyewear. Bolle is also the exclusive North American distributor of the Reusch line of winter gloves for sports.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bolle Inc.'s actual results could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in fashion trends, risks relating to the retail industry, use of contract manufacturing and foreign sourcing, import restrictions, competition, seasonality and other factors. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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